September 9, 2006

To Our Valued Shareholders:

With a deep commitment to Shareholders, on September 8, 2006 I accepted the position of President of Denmark Bancshares, Inc., and its primary subsidiary, Denmark State Bank, replacing Darrell R. Lemmens. In recent years Mr. Lemmens and the Board of Directors have not always shared the same vision for the Bank. The inability to resolve those philosophical differences has resulted in the board opting to pursue a change in leadership.

Denmark State Bank has a proud history as a community bank. We will continue to build on that tradition. It has been an honor to hold the position of Vice President and Senior Lending Officer of this Bank for the past 21 years. During that time I have also served as President and Lending Officer of the Denmark Agricultural Credit Corporation. Profitability from that successful subsidiary has greatly contributed to the increased value of your investment in Denmark Bancshares, Inc.

Denmark Bancshares, Inc. has a strong capital position that provides the Bank financial stability to make necessary changes to drive profitability and growth. The Bank is also blessed with a deeply talented and devoted staff. They are committed to the journey ahead. Dennis Heim, Chief Financial Officer, will share the Bank's management responsibilities. Dennis' 23 years of commitment with this Bank has earned him the respect of the board and staff necessary to lead as we go forward. We will be working directly with our staff to focus on specific strategic objectives to continue to create value for our customers and our shareholders.

Your board and staff are committed to the equitable treatment of all shareholders. Recognizing change has the opportunity to create wide swings in shareholder expectations the board has suspended the stock redemption policy as of September 11, 2006. Your board will continue to review this policy.

Your business and continued confidence in Denmark Bancshares, Inc. are important to me. I invite you to contact Dennis Heim or myself with any questions at (920) 863-2161. We are more confident than ever in Denmark Bancshares, Inc.'s ability to continue to enhance shareholder's value.

Sincerely,

John P. Olsen

President